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                                                                Exhibit (h)(xiv)


             RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT REGARDING
                             THE PERFORMANCE FUNDS

WHEREAS Intermediary (as that term is defined below) has entered into a Dealer Agreement, Selling Group Member Agreement, Participation Agreement, Service Agreement, or similar Agreement (the "Agreement") with either the Fund (as that term is defined below) or an entity acting on behalf of the Fund;

WHEREAS, the Intermediary and Fund Agent (as that term is defined below) now wish to supplement the Agreement by adding a Shareholder Information Agreement pursuant to this Addendum. (The Fund Agent and the Intermediary shall be collectively referred to herein as the "Parties" and individually as a "Party");

WHEREAS, the Parties wish to adopt the model contractual language proposed by the Investment Company Institute to address the Rule 22c-2 redemption fee rule requirements;

WHEREAS, this Shareholder Information Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either a Fund Agent or Intermediary for purposes of this Shareholder Information Agreement.

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged herein, the Parties agree as follows:

As used in this Shareholder Information Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

Client-shareholders shall mean those clients of the Intermediary who maintain an interest in an account with the Fund who receive administrative services from the Intermediary.

Intermediary shall mean: (i) any broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; and (ii) in the case of a participant-directed employee benefit plan that owns securities issued by the Fund: (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan's participant records.

Fund Agent is either: (i) an investment adviser to or administrator for the Funds; (ii) the principal underwriter or distributor for the Funds; or (iii) the transfer agent for the Funds.

Effective the date this Shareholder Information Agreement is signed by both parties, the Agreement is supplemented by this Shareholder Information Agreement as follows:

                                    ADDENDUM

         A Shareholder Information Agreement is addended to the Agreement, providing as follows:

  SHAREHOLDER INFORMATION

           1. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

                    1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

                            Those funds that decide to obtain daily feeds of transaction information on an ongoing basis may want to use the following language in lieu of the above:

                            PERIOD COVERED BY REQUEST. Unless otherwise directed by the Fund, Intermediary agrees to provide the information specified in Section 1 for each trading day.

                    1.2 FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than ten (10) business days, after receipt of a request.
                            If the requested information is not on the Intermediary's books and records, Intermediary agrees to: (i) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, or
                            (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

                    1.3 LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

           2. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                   2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                   2.2 TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

                   2.3 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

           3.      DEFINITIONS. For purposes of this Shareholder Information
                   Agreement:

                   3.1 The term "Fund" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940. (As defined in SEC Rule 22c-2(b), the term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and
                          (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.)

                   3.2 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

                   3.3 The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

                          Alternative for use with retirement plan recordkeepers:

                          3.3 The term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

                          Alternative for use with insurance companies:

                          3.3 The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

                   3.4 The term "written" includes electronic writings and facsimile transmissions.


         *        *        *        *       *        *        *        *

Except as specifically set forth in this Shareholder Information Agreement, all other provisions of the Agreement shall remain in full force and effect, and the Fund Agent shall not become a party to the Agreement by entering to this Shareholder Information Agreement Addendum.

IN WITNESS WHEREOF, the parties have executed this Shareholder Information Agreement as of the date set forth below.

PRINT NAME                                  PRINT NAME
OF INTERMEDIARY:                            OF FUND AGENT:

                                            BISYS FUND SERVICES OHIO, INC.

____________________________                ____________________________

BY: ________________________                BY: ________________________

NAME: ______________________                NAME: ______________________

TITLE:   ___________________                TITLE:  ____________________

DATE:_______________________                DATE:_______________________


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